Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $2.68

NEW YORK, April 19, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $6.34 billion and net earnings of $1.14 billion for the first quarter ended March 31, 2016. Diluted earnings per common share were $2.68 compared with $5.94 for the first quarter of 2015 and $1.27 for the fourth quarter of 2015. Annualized return on average common shareholders’ equity (ROE) (1) was 6.4% for the first quarter of 2016.

Highlights

•	Goldman Sachs ranked first in worldwide announced mergers and acquisitions for the year-to-date. (2)

•	The firm also ranked first in worldwide common stock offerings for the year-to-date. (2)

•	Assets under supervision (3) increased to a record $1.29 trillion, with net inflows of $26 billion during the quarter, including net inflows of $10 billion in long-term assets under supervision.

•	Non-compensation expenses were $2.10 billion for the first quarter of 2016, the lowest quarterly amount in nearly seven years.

•

The firm maintained strong capital ratios and liquidity. As of March 31, 2016, the firm’s Common Equity Tier 1 ratio (4) as calculated in accordance with the Standardized approach and the Basel III Advanced approach was 13.4% (5) and 12.2% (5), respectively. In addition, the firm’s global core liquid assets (3) were $196 billion (5) as of March 31, 2016.

“The operating environment this quarter presented a broad range of challenges, resulting in headwinds across virtually every one of our businesses,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Looking ahead, we will continue to focus on delivering superior service to our clients and managing our business efficiently, which remain essential to generating shareholder value over the long term.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.46 billion for the first quarter of 2016, 23% lower than the first quarter of 2015 and 5% lower than the fourth quarter of 2015. Net revenues in Financial Advisory were $771 million, 20% lower compared with a strong first quarter of 2015, reflecting a decrease in completed mergers and acquisitions transactions. Net revenues in Underwriting were $692 million, 27% lower than the first quarter of 2015, due to significantly lower net revenues in equity underwriting, reflecting low levels of industry-wide activity during the quarter. Net revenues in debt underwriting were significantly higher compared with the first quarter of 2015, primarily reflecting an increase in investment-grade activity. The firm’s investment banking transaction backlog decreased compared with the end of 2015, but was higher compared with the end of the first quarter of 2015. (3)

Institutional Client Services

Net revenues in Institutional Client Services were $3.44 billion for the first quarter of 2016, 37% lower than the first quarter of 2015 and 20% higher than the fourth quarter of 2015.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.66 billion for the first quarter of 2016, 47% lower compared with a strong first quarter of 2015. During the first quarter of 2016, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment characterized by economic uncertainty and difficult market-making conditions, which resulted in significantly lower net revenues across all major businesses compared with the first quarter of 2015.

Net revenues in Equities were $1.78 billion for the first quarter of 2016, 23% lower than the first quarter of 2015, due to significantly lower net revenues in equities client execution compared with a strong first quarter of 2015. The decrease in equities client execution reflected significantly lower net revenues in both cash products and derivatives. These results were partially offset by higher commissions and fees, reflecting higher volumes in the United States, and higher net revenues in securities services, reflecting improved spreads. During the quarter, the operating environment for Equities was impacted by economic uncertainty, which contributed to higher levels of volatility and generally lower global equity prices compared with the fourth quarter of 2015.

The fair value net loss attributable to the impact of changes in the firm’s credit spreads on borrowings was $44 million ($32 million and $12 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the first quarter of 2015. (6)

Investing & Lending

Net revenues in Investing & Lending were $87 million for the first quarter of 2016, significantly lower than both the first quarter of 2015 and the fourth quarter of 2015. The decrease in net revenues compared with the first quarter of 2015 was primarily due to a significant decrease in net revenues from investments in both private and public equities, which were negatively impacted by generally lower global equity prices and corporate performance during the first quarter of 2016. Net revenues in debt securities and loans were also significantly lower compared with the first quarter of 2015, primarily reflecting lower net revenues related to loans and lending commitments to institutional clients (including higher provision for losses) and lower net gains from investments.

Investment Management

Net revenues in Investment Management were $1.35 billion for the first quarter of 2016, 15% lower than the first quarter of 2015 and 13% lower than the fourth quarter of 2015. The decrease in net revenues compared with the first quarter of 2015 primarily reflected significantly lower incentive fees. In addition, management and other fees were slightly lower, reflecting shifts in the mix of client assets and strategies, partially offset by the impact of higher average assets under supervision. During the quarter, total assets under supervision (3) increased $35 billion to $1.29 trillion. Long-term assets under supervision increased $19 billion, due to net inflows of $10 billion, primarily in fixed income and equity assets, and net market appreciation of $9 billion, reflecting appreciation in fixed income assets. In addition, liquidity products increased $16 billion.

Expenses

Operating expenses were $4.76 billion for the first quarter of 2016, 29% lower than the first quarter of 2015 and 23% lower than the fourth quarter of 2015.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $2.66 billion for the first quarter of 2016, 40% lower than the first quarter of 2015, reflecting a decrease in net revenues. The ratio of compensation and benefits to net revenues for the first quarter of 2016 was 42.0%, unchanged compared with the first quarter of 2015. Total staff decreased slightly during the first quarter of 2016.

Non-Compensation Expenses

Non-compensation expenses were $2.10 billion for the first quarter of 2016, 6% lower than the first quarter of 2015 and 49% lower than the fourth quarter of 2015. The decrease compared with the first quarter of 2015 reflected lower other expenses, primarily due to lower net provisions for litigation and regulatory proceedings and lower expenses related to consolidated investments, partially offset by higher brokerage, clearing, exchange and distribution fees, reflecting higher transaction volumes in Equities.

Net provisions for litigation and regulatory proceedings for the first quarter of 2016 were $77 million compared with $190 million for the first quarter of 2015.

Provision for Taxes

The effective income tax rate for the first quarter of 2016 was 28.0%, down from the full year tax rate of 30.7% for 2015, primarily due to the impact of permanent items in 2015, partially offset by higher enacted tax rates impacting the firm’s U.K. subsidiaries in 2016.

Capital

•

As of March 31, 2016, total capital was $267.00 billion, consisting of $86.84 billion in total shareholders’ equity (common shareholders’ equity of $75.63 billion and preferred stock of $11.20 billion) and $180.16 billion in unsecured long-term borrowings.

•	The firm’s Standardized Common Equity Tier 1 ratio (4) reflecting the applicable transitional provisions was 13.4% (5) as of March 31, 2016, compared with 13.6% as of December 31, 2015.

•	The firm’s Basel III Advanced Common Equity Tier 1 ratio (4) reflecting the applicable transitional provisions was 12.2% (5) as of March 31, 2016, compared with 12.4% as of December 31, 2015.

•	The firm’s supplementary leverage ratio (3) on a fully phased-in basis was 6.0% (5) as of March 31, 2016, compared with 5.9% as of December 31, 2015.

•

During the quarter, the firm issued 27,000 shares, out of a total of 31,050 shares authorized for issuance, of perpetual 6.30% Non-Cumulative Preferred Stock, Series N, for aggregate proceeds of $675 million.

•

During the quarter, the firm exchanged $672 million of Goldman Sachs Capital II and Goldman Sachs Capital III Normal Automatic Preferred Enhanced Capital Securities (APEX) for shares of Series E and Series F Preferred Stock, which were cancelled upon the exchange. The difference between the fair value of the APEX exchanged and the net carrying value of the preferred stock was $161 million, which was reflected in preferred stock dividends.

•	On April 18, 2016, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on June 29, 2016 to common shareholders of record on June 1, 2016.

•	During the quarter, the firm repurchased 10.0 million shares of its common stock at an average cost per share of $154.44, for a total cost of $1.55 billion. (7)

•

Book value per common share was $173.00 and tangible book value per common share (8) was $163.54, both 1% higher compared with the end of 2015. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 437.2 million as of March 31, 2016.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $878 billion (5) as of March 31, 2016, compared with $861 billion as of December 31, 2015.

•

The firm’s global core liquid assets (3) were $196 billion (5) as of March 31, 2016 and averaged $198 billion (5) for the first quarter of 2016, compared with an average of $201 billion for the fourth quarter of 2015.

•	Level 3 assets were $24 billion (5) as of March 31, 2016, compared with $24 billion as of December 31, 2015, and represented 2.8% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 62598105 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	March 31, 2016	December 31, 2015	March 31, 2015	December 31, 2015	March 31, 2015
Investment Banking
Financial Advisory	$771	$879	$961	(12)%	(20)%

Equity underwriting	183	228	533	(20)	(66)
Debt underwriting	509	440	411	16	24

Total Underwriting	692	668	944	4	(27)

Total Investment Banking	1,463	1,547	1,905	(5)	(23)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,663	1,123	3,134	48	(47)

Equities client execution	470	562	1,124	(16)	(58)
Commissions and fees	878	763	808	15	9
Securities services	432	430	393	—	10

Total Equities	1,780	1,755	2,325	1	(23)

Total Institutional Client Services	3,443	2,878	5,459	20	(37)

Investing & Lending
Equity securities	—	997	1,160	(100)	(100)
Debt securities and loans	87	299	509	(71)	(83)

Total Investing & Lending	87	1,296	1,669	(93)	(95)

Investment Management
Management and other fees	1,165	1,236	1,194	(6)	(2)
Incentive fees	46	190	254	(76)	(82)
Transaction revenues	134	126	136	6	(1)

Total Investment Management	1,345	1,552	1,584	(13)	(15)

Total net revenues	$6,338	$7,273	$10,617	(13)	(40)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	March 31, 2016		December 31, 2015	March 31, 2015	December 31, 2015	March 31, 2015
Revenues
Investment banking	$1,463		$1,547	$1,905	(5)%	(23)%
Investment management	1,262		1,468	1,503	(14)	(16)
Commissions and fees	917		803	853	14	8
Market making	1,862		1,559	3,925	19	(53)
Other principal transactions	(49)		1,196	1,572	N.M.	N.M.

Total non-interest revenues	5,455		6,573	9,758	(17)	(44)

Interest income	2,348		2,148	2,035	9	15
Interest expense	1,465		1,448	1,176	1	25

Net interest income	883		700	859	26	3

Net revenues, including net interest income	6,338		7,273	10,617	(13)	(40)

Operating expenses
Compensation and benefits	2,662		2,059	4,459	29	(40)

Brokerage, clearing, exchange and distribution fees	691		626	638	10	8
Market development	122		148	139	(18)	(12)
Communications and technology	197		205	198	(4)	(1)
Depreciation and amortization	239		285	219	(16)	9
Occupancy	183		200	204	(9)	(10)
Professional fees	220		249	211	(12)	4
Other expenses	448		2,429	615	(82)	(27)

Total non-compensation expenses	2,100		4,142	2,224	(49)	(6)

Total operating expenses	4,762		6,201	6,683	(23)	(29)

Pre-tax earnings	1,576		1,072	3,934	47	(60)
Provision for taxes	441		307	1,090	44	(60)

Net earnings	1,135		765	2,844	48	(60)

Preferred stock dividends	(65)	(10)	191	96	N.M.	N.M.

Net earnings applicable to common shareholders	$1,200		$574	$2,748	109	(56)

Earnings per common share
Basic (9)	$2.71		$1.28	$6.05	112%	(55)%
Diluted	2.68		1.27	5.94	111	(55)

Average common shares outstanding
Basic	440.8		442.2	453.3	—	(3)
Diluted	447.4		451.9	462.9	(1)	(3)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	36,500		36,800	34,400	(1)	6

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Risk Categories
Interest rates	$54	$45	$53
Equity prices	25	27	24
Currency rates	29	33	30
Commodity prices	16	15	28
Diversification effect	(52)	(49)	(54)

Total	$72	$71	$81

Assets Under Supervision (3) $ in billions

	As of			% Change From
	March 31, 2016	December 31, 2015	March 31, 2015	December 31, 2015	March 31, 2015
Asset Class
Alternative investments	$147	$148	$142	(1)%	4%
Equity	252	252	247	—	2
Fixed income	566	546	519	4	9

Long-term AUS	965	946	908	2	6

Liquidity products	322	306	269	5	20

Total AUS	$1,287	$1,252	$1,177	3	9

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Balance, beginning of period	$1,252	$1,188	$1,178

Net inflows / (outflows)
Alternative investments	1	3	(2)
Equity	4	3	5
Fixed income	5	3	4

Long-term AUS net inflows / (outflows)	10	9	7

Liquidity products	16	48	(14)

Total AUS net inflows / (outflows)	26	57	(7)

Net market appreciation / (depreciation)	9	7	6

Balance, end of period	$1,287	$1,252	$1,177

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended March 31, 2016

Total shareholders’ equity	$86,923
Preferred stock	(11,370)

Common shareholders’ equity	$75,553

(2)	Thomson Reuters — January 1, 2016 through March 31, 2016.

(3)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)

The lower of the ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of March 31, 2016, Common Equity Tier 1 was $70.9 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $528 billion and $582 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2016.

(6)

In the first quarter of 2016, the firm early adopted the requirement in ASU No. 2016–01, “Financial Instruments (Topic 825) — Recognition and Measurement of Financial Assets and Financial Liabilities,” to present separately in other comprehensive income changes in fair value attributable to a firm’s own credit spreads, net of tax, on financial liabilities for which the fair value option was elected. The amount included in other comprehensive income for the first quarter of 2016 was not material.

(7)

The remaining share authorization under the firm’s existing repurchase program is 53.2 million shares as of March 31, 2016, which represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(8)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	March 31, 2016

Total shareholders’ equity	$86,837
Preferred stock	(11,203)

Common shareholders’ equity	75,634
Goodwill and identifiable intangible assets	(4,136)

Tangible common shareholders’ equity	$71,498

(9)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.02 and $0.01 for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

(10)

Includes a reduction of $161 million, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during the quarter.